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                                                                   Exhibit 4.6.1
                          FIRST SUPPLEMENTAL INDENTURE

         This First Supplemental Indenture, dated as of January 17, 2000, is between DAYTON SUPERIOR CORPORATION, an Ohio corporation (the "Company"), and FIRSTAR BANK, N.A., as trustee (the "Trustee").

                                   WITNESSETH:

                  WHEREAS, the Company and the Trustee entered into a Junior Convertible Subordinated Indenture dated as of October 5, 1999 (the "Indenture"), authorizing the issuance of the Company's 10% Convertible Subordinated Debentures due September 30, 2029 (the "Debentures");

                  WHEREAS, Section 9.1 of the Indenture permits the Company and the Trustee to enter into one or more indentures supplemental to the Indenture for the purpose of curing any ambiguity, correcting or supplementing any provision in the Indenture that may be inconsistent with any other provision in the Indenture, or making any other provisions with respect to matters or questions arising under the Indenture, so long as any such action does not materially adversely affect the interest of the holders of the Debentures and, for so long as any of the preferred securities of Dayton Superior Capital Trust are outstanding, the holders of such preferred securities; and

                  WHEREAS, the Company desires to clarify the provisions of the Indenture relating to the conversion features of the Debentures in the event of certain merger, reclassifications and other transactions involving the Company, and such clarifying language does not materially adversely affect the interest of the holders of the Debentures or the holders of the preferred securities of Dayton Superior Capital Trust;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and contained in the Indenture, the Company and the Trustee agree as follows:

         SECTION 1. Section 13.5(a) of the Indenture is hereby amended in its entirety to read as follows:

                  "(a) In the event that the Company is a party to any transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), consolidation, sale of all or substantially all of the assets of the Company, recapitalization or reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of Common Stock) or any compulsory share exchange (each of the foregoing being referred to as a "TRANSACTION"), in each case, as a result of which shares of Common Stock shall be

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         converted into the right to receive, or shall be exchanged for, (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (and subject to funds being legally available for such purpose under applicable law and the time of such conversion), securities, cash or other property, each Debenture shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which a Debenture was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, common stock, each Debenture shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of Common Stock (but in each case after giving effect to any adjustment discussed in paragraphs (b) and (c) relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Debentures or Preferred Securities will have no voting rights with respect to any Transaction."

         SECTION 2. This First Supplemental Indenture shall become effective on the date first set forth above.

         SECTION 3. Except as specifically amended hereby, all of the terms and conditions of the Indenture shall remain in full force and effect and unamended hereby. No reference to this First Supplemental Indenture need be made in any instrument or document at any time referring to the Indenture, a reference to the Indenture in any of such to be deemed to be reference to the Indenture as amended hereby. This First Supplemental Indenture may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective seals to be hereunder affixed and attested, all as of the day and year first written above.

                              DAYTON SUPERIOR CORPORATION
(SEAL)
                              By  /s/ ALAN F. MCILROY
Attest:                             Name: Alan F. McIlroy
                                    Title: Vice President and Chief
/s/ Jaime Taronji, Jr.                     Financial Officer
     Secretary

                              FIRSTAR BANK, N.A., as Trustee
(SEAL)
                              By: /s/ KEITH A MAURMEIER
Attest:                             Name:  Keith A. Maurmeier
                                    Title: Vice President and Trust Officer


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